EXECUTION COPY

THE BANK OF NEW YORK MELLON

ONE WALL STREET

NEW YORK, NEW YORK 10286

Advised Line Letter

As of August 5, 2010

TCW Strategic Income Fund, Inc.

865 South Figueroa Street

Los Angeles, California 90017

Gentlemen/Ladies:

1. The Bank of New York Mellon (the “Bank”) is pleased to confirm to you by this letter (as amended, supplemented or otherwise modified from time to time, this “Advised Line Letter”) that it holds available a line of credit (the “Line of Credit”) for advances (each an “Advance” and, collectively, the “Advances”) to TCW Strategic Income Fund, Inc., a Maryland corporation (the “Borrower”), provided that the aggregate amount of Advances outstanding at any one time under the Line of Credit shall not exceed (a) $70,000,000, (b) the maximum amount that the Bank is permitted to loan to the Borrower in conformance with regulations promulgated by the Board of Governors of the Federal Reserve System, (c) the maximum amount that the Borrower is permitted to borrow under its organizational documents, (d) 33% of the value of the Borrower’s total assets (determined on a pro forma basis after giving effect to such Advance), (e) the maximum amount that the Borrower is permitted to borrow under its fundamental policies and non-fundamental operating policies in effect at the time a request for an Advance is made, and (f) the maximum amount that the Borrower is permitted to borrow under the Investment Company Act of 1940, as amended (the “ICA”).

2. The Line of Credit is cancelable by either party at any time and for any reason without penalty, and each Advance is subject to the Bank’s satisfaction, at the time of such Advance, with the condition (financial and otherwise), properties, management, business, prospects and operations of the Borrower. Unless canceled earlier as provided in the first sentence of this Section, the Line of Credit shall be held available until August 4, 2011.

3. During the term of the Line of Credit, the Borrower shall pay to the Bank a facility fee of $35,000 per annum. Such fee shall accrue and be due and payable, in arrears, in equal quarterly installments on the last day of each March, June, September and December of each year, and upon the expiration or other termination of the Line of Credit.

4. The proceeds of each Advance made under the Line of Credit for the account of the Borrower may be used only (a) in accordance with Section 20 hereof, and (b) for investment and temporary liquidity purposes.

5. 1 The Borrower represents, warrants and covenants that:

(a) it is and for so long as the Line of Credit is held available or any Advance shall be outstanding will be (i) a “regulated investment company” within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended, (ii) a “registered investment company” within the meaning of Section 8 of the ICA, (iii) a “closed-end” investment company and a “diversified company” in each case within the meaning of Section 5 of the ICA,

(b) it is and for so long as the Line of Credit is held available or any Advance shall be outstanding will be in compliance in all respects with (i) its Prospectus, except where the failure to so comply could not reasonably be expected to have a material adverse effect on the assets or other properties of the Borrower, or its net asset value, and (ii) its investment policies, except where the failure to so comply could not reasonably be expected to have a material adverse effect on the assets or other properties of the Borrower or its net asset value,

(c) it is not and for so long as the Line of Credit is held available or any Advance shall be outstanding will not be (i) an “affiliate” (within the meaning of Section 23 A of the Federal Reserve Act, as amended) of the Bank, (ii) a “feeder portfolio”, (iii) a fund of funds, or (iv) party to any inter-fund lending program, and

(d) its registered investment adviser is and for so long as the Line of Credit is held available or any Advance shall be outstanding will be TCW Investment Management Company.

6. Advances under the Line of Credit shall be evidenced by, shall be payable as provided in, and shall bear interest at the rate specified in, a promissory note issued by the Borrower, in the form included with this letter (as amended, supplemented or otherwise modified from time to time, the “Promissory Note”).

7. Prior to making the initial Advance, if any, under the Line of Credit, the Bank shall have received (a) the Promissory Note, duly executed by the Borrower, (b) a closing certificate, signed on behalf of the Borrower together with the attachments referred to therein, in the form included with this letter, (c) an opinion of counsel to the Borrower, in form and substance satisfactory to the Bank, (d) a copy of Form FR U-l, duly completed, executed and delivered by the Borrower in the form included with this letter, (e) a Security Agreement, duly completed, executed and delivered by the Borrower in the form included with this letter, and (f) a Control Agreement, in form and substance satisfactory to the Bank and duly completed, executed and delivered by the Borrower and a securities intermediary satisfactory to the Bank. “Line Documents” as used herein means this Advised Line Letter, together with each of the other instruments and documents referred to in clauses (a), (e) and (f) of this Section.

8. When the Borrower desires an Advance for its account, the Borrower shall deliver or cause to be delivered to the Bank a written request for such Advance, specifying the amount of such Advance, together with a certificate stating that, subject to and conditioned upon the Bank’s compliance with Section 1(b) hereof, (a) immediately after giving effect to such requested Advance, the outstanding amount of Advances made with respect to the Borrower does not exceed the amount of the Line of Credit in respect of the Borrower without regard to Section 1(b) hereof, and (b) at the time of and immediately after giving effect to such requested Advance, the Borrower is in compliance with all of the provisions of this letter.

9. So long as the Line of Credit is held available or any Advance shall be outstanding:

(a) the Borrower shall, upon request by the Bank therefor, furnish or cause to be furnished to the Bank: a statement of assets and liabilities of the Borrower as of the end of the second and fourth fiscal quarters of each fiscal year, a statement as to the Borrower’s investment portfolio as of the end of the second and fourth fiscal quarters of each fiscal year, all proxy materials, reports to shareholders and such other information as the Bank shall reasonably request from time to time, provided that in each case set forth in this clause (a) (other than with respect to such information as may be reasonably be necessary for the Bank to comply with the requirements of the Patriot Act), such information shall not be required to be furnished earlier than the earlier to occur of (i) after such information is disclosed in a publicly available required filing with the Securities and Exchange Commission or (ii) one day after such information is readily accessible on the Borrower’s website;

(b) the Borrower shall not have any indebtedness for borrowed money in excess of the lesser of (i) the maximum amount the Borrower is permitted to borrow under the ICA, and (ii) the maximum amount that the Borrower is permitted to borrow under its fundamental policies and non-fundamental operating policies then in effect;

(c) except for (iii) such liens as may arise in connection with the lending of securities out of the Borrower’s investment portfolio, (iv) liens in favor of the Borrower’s custodian, (v) liens, pledges, charges and encumbrances in favor of other persons in connection with investments expressly set forth in the Borrower’s most recent prospectus and statement of additional information including, but not limited to, liens relating to reverse repurchase agreements, short sales, and interest rate swap agreements, (vi) liens in favor of the Bank, (vii) liens for taxes not delinquent or which are being contested in good faith and in appropriate proceedings, and (viii) other liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, the Borrower shall not create, incur, assume or suffer to exist any pledge, lien, charge or other encumbrance upon or with respect to any of its assets, or assign or otherwise convey any right to receive income therefrom, and

(d) the Borrower shall, upon request by the Bank therefor, at any time and from time to time, furnish or cause to be furnished to the Bank such information as will allow the Bank to remain in compliance with Regulation U of the Board of Governors of the Federal Reserve System with respect to the Line of Credit.

10. Except as otherwise provided in Sections 7 and 10, the Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Line Document or any action or proceeding relating to this Advised Line Letter or any other Line Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under the Line Documents, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Bank or any of their its affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all financial and investment information received from the Borrower relating to the Borrower, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11. The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Bank, including the reasonable fees and disbursements of counsel to the Bank, in connection with (a) the preparation, negotiation, closing and administration of this Advised Line Letter and the other Line Documents and any amendments, modifications or waivers of the provisions of any Line Document (whether or not the transactions contemplated thereby shall be consummated), and (b) the enforcement or protection of the Bank’s rights against the Borrower under or in connection with the Line Documents, including its rights under this Section, or in connection 1with the Advances, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

12. The Borrower shall indemnify the Bank and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related expenses (collectively, “Losses”), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or as a result of (a) the execution or delivery by the Borrower of any Line Document or any agreement or instrument contemplated thereby, the performance by the Borrower of its obligations under the Line Documents or the consummation of the transactions contemplated thereby, (b) any Advance or the use of the proceeds thereof, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto. “Related Parties” means, with respect to any specified person, such person’s affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s affiliates.

13. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Line Document or any agreement, instrument or other document contemplated thereby, any transaction contemplated thereby or any Advance or the use of the proceeds thereof.

14. The Bank is subject to the Patriot Act (as hereinafter defined) and the Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act.

15. Each exhibit to this Advised Line Letter is an integral part hereof and any reference to this Advised Line Letter is a reference hereto and to all such exhibits. This Advised Line Letter may not be amended, and compliance with its terms may not be waived, orally or by course of dealing, but only by a writing signed by both an authorized officer of the Bank and the Borrower.

16. THIS ADVISED LINE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

17. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Line Documents, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Advised Line Letter shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to any Line Document against the Borrower, or any of its property, in the courts of any jurisdiction.

18. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it or any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Line Documents in any court referred to in Section 17. The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

19. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ADVISED LINE LETTER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF

ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS ADVISED LINE LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

20. Upon the execution and delivery of this Advised Line Letter and the satisfaction of all conditions precedent in Section 7 hereof, (a) each other advised line or guidance line of credit between the Bank and the Borrower shall be automatically cancelled, (b) all sums due thereunder shall be and become immediately due and payable, (c) the Borrower shall be deemed to have drawn an Advance hereunder in a principal amount necessary to pay in full all sums owing by it under each such advised line and guidance line, and (d) the Bank shall apply the proceeds of each such Advance to the Borrower to satisfy the obligations of the Borrower under each such advised line and guidance line.

Please acknowledge the agreement of the Borrower with the foregoing by executing both copies of this Advised Line Letter in the space below and returning one copy to the Bank.

Very truly yours,

THE BANK OF NEW YORK MELLON

By:	/s/ Joanne Carey
Name:	Joanne Carey
Title:	Vice President

Acknowledged and agreed to:

TCW STRATEGIC INCOME FUND, INC.

By:	/s/ David S. Devito
Name:	David S. Devito
Title:	Chief Financial Officer & Treasurer